SALES AGREEMENT

This SALES AGREEMENT made and entered into on this the 12 day of Sept., 2006, by and between **CARL W. LANDERS** and his wife, **CATHERINE LANDERS**, individuals residing at 141 Union Street, Madisonville, Kentucky 42431, (collectively "Sellers") and **MAXIM TEP, INC.**, a Texas corporation with offices at 9400 Grogan's Mill Road, Suite 205, The Woodlands, Texas 77380 (the "Purchaser");

WHEREAS, pursuant to that Purchaser currently holds the rights to use the Sellers' Horizontal Drilling Technology and rights to the proprietary well enhancement techniques known as Landers Horizontal Drill technique designed principally for the purpose of implementing a process for stimulating and enhancing oil and gas well production by opening lateral channels extending radially from the wellbore as set forth and claimed in U. S. Patent No. 5413184, issued on 5-9-1995; U.S. Patent No. 5853056, issued on 12-29-1998; and U. S. Patent No. 6125949, issued on 10-3-2000, as well as other proprietary information and trade secrets (the "Technology") through out North America; and

WHEREAS, pursuant to this Sales Agreement, Purchaser wishes to purchase and Sellers wish to sell all right, title and interest in and to the Technology for the consideration provided herein;

NOWTHEREFOR, in further consideration as hereinafter set forth, the sufficiency of which is hereby acknowledged by the parties, the Sellers agree to sell and the Purchaser agrees to buy the following:

> All right, title and interest in and to all of the Sellers' Horizontal Drilling Technology and rights to the proprietary well enhancement techniques known as Landers Horizontal Drill technique designed principally for the purpose of implementing a process for stimulating and enhancing oil and gas well production by opening lateral channels extending radially from the wellbore as set forth and claimed in U. S. Patent No. 5413184, issued on 5-9-1995; U.S. Patent No. 5853056, issued on 12-29-1998; and U. S. Patent No. 6125949, issued on 10-3-2000, as well as other proprietary information, trade secrets, know-how, technology rights, and related information, ad infinitum, in any manner related thereto (the "Technology").

<u>THE TERMS AND CONDITIONS OF THIS SALE ARE AS FOLLOWS:</u>

1. PURCHASE PRICE

The Purchaser shall deliver to the Sellers for the purchase of said Technology, the total of FOUR MILLION DOLLARS ($4,000,000.00) in cash and other consideration and the further consideration of the issuance of One Million (1,000,000.00) shares of the Purchaser's common stock (the "Stock Portion") (collectively the "Purchase Price"). The payment procedure shall be as follows:

A. Sellers hereby acknowledge and agree that the amount of One Hundred Thirty Eight Thousand Dollars ($138,000.00), represented by the following payments, shall be considered pre-paid portions of the Purchase Price.
   i. The Sum of One Hundred Twenty Five Thousand Dollars ($125,000.00) previously paid to Seller by Purchaser; and
   ii. The sum of Thirteen Thousand Dollars ($13,000.00) paid by Purchaser on behalf of the Seller for legal fees.

B. The sum of Sixty Two Thousand Dollars ($62,000.00) to be paid upon execution of this Agreement (the "Cash Portion ").

C. One Hundred Fifty Thousand ($150,000.00) in the form of a Promissory Note to be delivered to Sellers upon execution of this Agreement which provides for the following payments with no interest (provided however, if any payment is not made when and as provided, all outstanding amount under Promissory Note shall bear interest at a default interest rate of Twelve Percent (12%).
   i. The sum of Fifty Thousand Dollars ($50,000.00) to be paid on or before October 1, 2006;
   ii. The sum of Fifty Thousand Dollars ($50,000.00) to be paid on or before November 1, 2006
   iii. The sum of Fifty Thousand Dollars ($50,000.00) to be paid on or before December 1, 2006

D. The sum of One Million Six Hundred Fifty Thousand Dollars ($1,650,000.00) to be paid by Purchaser to Sellers within Thirty (30) days of the closing of any initial public offering of equity by Purchaser on the London exchange (the "Maxim IPO"), but in no instance later than June 1, 2007. Purchaser agrees to pay to Seller on a monthly basis by no later than the fifteenth (15th) day of the month following the month for which such is due, simple interest at an interest rate of eight percent (8%) on such amount from January 1, 2007, until such amount is paid in full.

E. The sum of Two Million Dollars ($2,000,000.00) to be paid by Purchaser to Sellers on or before December 31, 2007, with Maxim paying eight percent (8%) simple interest on any unpaid balance beginning on January 1, 2008, on a quarterly basis, such quarterly payments to be made by the 15th day of the month following the end of the applicable calendar quarter, with any accrued interest to be paid on the date of final payment of the amount outstanding.

F. One Hundred Percent (100%) of any licensing fees received for the Technology will be applied to any outstanding balance owed to Seller.

G. At the signing of this Sales Agreement, the Purchase shall transfer to the Sellers the Stock Portion of the Purchase Price, which shares shall be subject to any limitations and restrictions on sales as generally related to such stock, restrictions made on the sale by a member of the board of Directors of said corporation, and the agreement of Seller to the abide by any lock-up, orderly_market stock agreement or any other limitation made on sale or trading of stock by market rules or underwriters related to the Maxim IPO.

No offer is intended by the terms and conditions of this unexecuted draft of the Sales Agreement, such being subject to final approval by the Maxim TEP, Inc. Board of Directors approval and final execution by an authorized officer of Seller.

All sums not specifically identified above and heretofore paid by the Purchaser to the Sellers on previous agreements for the purchase of said patents and technology shall be retained by the Sellers as a fee or penalty for not previously closing the transaction.

2. ASSIGNMENT OF TECHNOLOGY LICENSES

Upon execution of this Sales Agreement and delivery of the Cash Portion, the Promissory Note and the Stock , the Sellers shall deliver to the Purchaser such bills of sale and other appropriate documents of sale, transfer, conveyance or assignments, in form and substance reasonably acceptable to the Purchaser transferring the Technology contemplated by this Agreement, and the Seller shall also assign all existing licenses and sublicense agreements with Citizen's Gas & Coke Utility, Sideways LLC, Dr. Henry Mazorow, RadTech, RadTech International, RadTech Russia, Mr. Richard Troselair, Mr. Henk Jelsma, and Verdisys, Inc., subject to the provisions hereinafter contained concerning Sideways LLC and Dr. Henry Mazorow.

In addition to the assignment of said licenses, the Sellers shall transfer all properties as hereinabove set forth including patents and technology.

The Sellers shall not assign those license agreements with Unit, Inc. and Mr. Herb Ligon, and Shekinah Oil Company, Inc. and Mr. Phillip Lyles.

The Sellers, their heirs, successors and assigns, will retain all equipment now in their possession or hereinafter acquired for their use in utilizing the Horizontal Drilling Technology on wells that the Sellers have an interest in or entered into with others on joint venture agreements. The Sellers, or their heirs successors and assigns, shall not be required to pay any form of royalty or fee for said use of technology. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, neither Sellers, nor any of their heirs, successors and/or assigns shall assign or transfer all or any portion of such equipment or technology, or joint venture with any "Fortune 1000" or "Global 2000" company, any company having a prior or existing relationship with Maxim or Sellers for use of such retained rights, or use such equipment or technology anywhere in the world other than in North America or Taiwan.

3 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers represent and warrant to the Purchaser as follows:

Each Seller states that he or she is in good standing under the laws of their jurisdiction and has the right to sell and assign the Technology hereinabove set out and license agreements.

This Agreement, when duly authorized and executed by all parties and delivered to the Sellers by the Purchaser, will constitute a valid and legally binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

The Sellers hereto warrant that said Patents and Technology hereinabove agreed to be transferred, is free of all debts and liabilities and that there are no security agreements or encumbrances affecting said Patents.

There is no civil, criminal or administrative action, suit, demand, claim, hearing or proceeding pending or, to the knowledge of the Sellers, threatened against any Seller; and to the knowledge of the Sellers, none of the items to be transferred herein is subject to any outstanding order, writ, judgment, award, injunction or decree of any government authority of competent jurisdiction or any arbitrator or arbitrators, other than those that would not have a material adverse effect.

The Purchaser is aware of the present lawsuit between the Sellers and Sideways LLC and its owner, Dr. Henry Mazorow, (collectively "Sideways"). The United States Court of Patent Appeals, Washington, DC, has ruled that Sideways and its owner, Dr. Henry Mazorow, infringed on the Sellers' patent, and the matter has been referred back to the United States District Court for the Western District of Kentucky to determine any damages or amounts due from Sideways and/or Dr. Henry Mazorow to the Sellers. The Sellers agree that the Purchaser shall have full access to all of the proceedings and the right to discuss with the attorneys representing the Sellers in said proceedings. The Sellers have also revealed to the Purchaser the agreement between Dr. Henry Mazorow to have a ten percent (10%) interest in future foreign patents, provided he finance the cost to obtain said patents and that the same be done within one (1) year. The Sellers, to the best of their knowledge and belief, state that said agreement is null and void due to the passage of time and the failure to pay any costs associated with foreign patents. Any monies due from Sideways LLC and or Dr. Henry Mazorow shall be paid to Sellers.

Except as set forth herein, the Sellers have good and marketable title to the personal intangible property to be included in the transferred assets, free and clear of all encumbrances excepted permitted encumbrances.

Except for the representations and warranties contained herein, the Sellers do not make any representations or warranties and the Sellers hereby disclaim any other representations or warranties (express or implied), whether made by the Sellers or any of their employees, agents, representatives, with respect to the execution, delivery and performance of this Agreement, the transaction, the business, or the transferred Technology, including but not by way of limitation, the warranty or merchantability or fitness for a particular purpose or use, or concerning the profitability, design or construction of the device, or the efficacy of the device or technologies, or the horizontal technology transferred as of the closing date, without any further warranty from the Sellers except as expressly set forth herein.

4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers as follows:

The Purchaser is duly organized, validly existing and in good standing as a corporation under the laws of the State of Texas. The Purchaser has all requisite power and authority to own and operate its properties and assets and to carry on its business as currently conducted. The Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, materially impair or delay the Purchaser's ability to perform its obligations hereunder.

The Purchaser has full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance by the Purchaser of this Agreement has been duly and validly authorized by its Board of Directors and no additional authorization or consent is required in connection with the execution, delivery and/or performance by the Purchaser of this Agreement.

This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

5 ADDITIONAL DEVELOPMENTS

The Sellers hereto agree to continue their research and development of additional patents embodied in the Technology, and the Sellers, in continuing research and development of such Technology, agree that further development shall become the property of the Purchaser, provided that Purchaser pays the reasonable cost for such research and development of said enhancements and development. Seller shall, in writing, submit to Purchaser for approval an authority for expenditure ("AFE") prior to conducting any ongoing and planned future enhancement and development of the Technology. Seller shall perform enhancement and development on the Technology at Seller's expense (and therefore for ownership by Seller) ONLY if such planned and completed enhancements and development were fully presented to Purchaser in the form of an AFE and Purchaser declined in writing the opportunity to pay for the cost thereof. Furthermore, Sellers retain the right to develop other completely unrelated technology and said development and patents will be the exclusive property of Sellers. The relationship of the Sellers to the Purchaser in the performance of these services shall be that of an independent contractor and not that of an employee, officer or agent of the company and such work shall be considered "Work For Hire" paid in full through delivery of the Purchase Price.

6 NOTICES

All notices or other communications under this Agreement shall be in writing and shall be deemed duly given, effective (i) three Business Days later, if sent by registered or certified mail, return receipt requested, postage prepaid; (ii) when sent if sent by telecopier or fax, provided that the telecopy or fax is promptly confirmed by telephone confirmation thereof; (iii) when served, if delivered personally to the intended recipient; and (iv) one Business Day later,

if sent by overnight delivery courier service, and in each case, addressed to the intended recipient at the address set forth below or such other address as instructed in accordance with the following sentence.

To Purchaser:

MAXIM TEP, INC.
9400 Grogan's Mill Road, Suite 205
The Woodlands, Texas 77380
Facsimile No.: 281-466-1531
Telephone No.: 281-466-1530

To Sellers:

Mr. Carl Landers
Mrs. Catherine Landers
141 Union Street
Madisonville, Kentucky 42431
Facsimile No.: 270-821-4825
Telephone No.: 270-824-8207

7 EXPENSES

Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and all prior agreements or negotiations, and the transactions contemplated hereby and thereby, shall be borne by the party incurring such expenses.

8 TRUCK AND EQUIPMENT

The Purchaser has heretofore purchased Two (2) trucks and equipment from the Sellers for the total sum of One Hundred Eighty Two Thousand Dollars ($182,000.00); the Sellers and Purchaser do hereby acknowledge that such amount has been paid in full.

9 ENTIRE AGREEMENT, GOVERNING LAW AND VENUE

This Agreement (including all Exhibits and Schedules hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. The Agreement shall be governed by the laws of the State of Texas without regard to principles of conflicts of law. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, exclusively in the state or federal courts located within the geographic jurisdiction of the United States District Court for the Southern District of Texas (the "Chosen Courts") and solely in connection with claims arising under this Agreement or the transactions contained in or contemplated by this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (ii) waives any objection to venue of any such action or proceeding in the Chosen Courts; (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto; and (iv) agrees

that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with the notice section of this Agreement.

IN WITNESS WHEREOF, the parties have executed or caused this Sales Agreement to be executed as of the date first written above.

SELLERS:

Carl W. Landers

Catherine Landers

PURCHASER, MAXIM TEP, INC.

Daniel W. Williams